CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
PHARMERICA CORPORATION

I. PREAMBLE

PharMerica Corporation (PharMerica) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, PharMerica is entering into a Settlement Agreement with the United States.

Amerita, Inc., a subsidiary of PharMerica that owns and operates specialty infusion pharmacies, is not subject to the following sections of this CIA: Sections III.A, III.C.1(b), III.D, III.E., IV, V.A.13, V.A.14, V.B.18 and V.B.19. Amerita, Inc. is subject to all other provisions of the CIA to the same extent that PharMerica is.

II. TERM AND SCOPE OF THE CIA

A. The period of the compliance obligations assumed by PharMerica under this CIA shall be five years from the effective date of this CIA. The "Effective Date" shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a "Reporting Period."

B. Sections VII, X, and XI shall expire no later than 120 days after OIG's receipt of: (1) PharMerica's final annual report; or (2) any additional materials submitted by PharMerica pursuant to OIG's request, whichever is later.

C. The scope of this CIA shall be governed by the following definitions:

1. "Covered Persons" includes:

a. all owners who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5% and (2) acquired the ownership interest through public trading), officers, directors, and employees of PharMerica; and

b. all contractors, subcontractors, agents, and other persons who provide patient care items or services or who perform billing or coding functions on behalf of PharMerica, excluding vendors whose sole connection with PharMerica is selling or otherwise providing medical supplies or equipment to PharMerica and who do not bill the Federal health care programs for such medical supplies or equipment.

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours during a Reporting Period, except that any such individuals shall become "Covered Persons" at the point when they work more than 160 hours during a Reporting Period.

2. "Relevant Covered Persons" includes all Covered Persons who dispense Controlled Substances, as defined by the Controlled Substances Act, 21 U.S.C. §§ 801-971, provide management or oversight of the dispensing of Controlled Substances, or prepare or have oversight of policies and procedures about dispensing Controlled Substances.

III. CORPORATE INTEGRITY OBLIGATIONS

PharMerica shall establish and maintain a Compliance Program that includes the following elements:

A. Compliance Officer and Committee

1. *Compliance Officer.* Within 120 days after the Effective Date, PharMerica shall appoint a Covered Person to serve as its Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be

a member of senior management of PharMerica, shall report directly to the Chief Executive Officer of PharMerica, and shall not be or be subordinate to the General Counsel or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for PharMerica. The Compliance Officer shall be responsible for, without limitation:

a. developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program and Controlled Substances Act requirements;

b. making periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of PharMerica, and shall be authorized to report on such matters to the Board of Directors at any time. Written documentation of the Compliance Officer's reports to the Board of Directors shall be made available to OIG upon request;

c. monitoring the day-to-day compliance activities engaged in by PharMerica as well as for any reporting obligations created under this CIA; and

d. ensuring that one or more members of the Compliance Department (including the Chief Compliance Officer) visits each PharMerica location that fills prescriptions for Controlled Substances at least once every 36 months; and

e. coordinating ongoing field-based compliance activities with local pharmacy staff and regional managers.

Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer's ability to perform the duties outlined in this CIA.

PharMerica shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer's ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.

2. *Compliance Committee.* Within 90 days after the Effective Date, PharMerica shall appoint a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as sales and marketing, pharmacy, and operations). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of PharMerica's risk areas and shall oversee monitoring of internal and external compliance audits and investigations). The Compliance Committee shall meet at least quarterly. The minutes of the Compliance Committee meetings shall be made available to OIG upon request.

PharMerica shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3. *Controlled Substances Policy Task Force:* PharMerica has now and shall maintain for the first two Reporting Periods of the CIA a Controlled Substances Policy Task Force, which consists of the Chief Pharmacy Officer and members of Pharmacy Operations and the Compliance Department. The task force shall be responsible for:

a. reviewing, updating, testing, and implementing controlled substances policies to ensure consistency across the organization; and

b. contributing its knowledge and expertise pertaining to Controlled Substances risk areas to the Compliance Department.

PharMerica shall report to OIG, in writing, any changes in the composition of the Controlled Substances Policy Task Force, or any actions or changes that would affect the Controlled Substances Policy Task Force's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4. *Board of Directors Compliance Obligations.* The Board of Directors (or a committee of the Board that includes independent (i.e., non-executive) members) of PharMerica (Board) shall be responsible for the review and oversight of

matters related to compliance with Federal health care program requirements and the obligations of this CIA.

The Board shall, at a minimum, be responsible for the following:

a. meeting at least quarterly to review and oversee PharMerica's compliance program, including but not limited to the performance of the Compliance Officer and Compliance Committee;

b. submitting to the OIG a description of the documents and other materials it reviewed, as well as any additional steps taken, such as the engagement of an independent advisor or other third party resources, in its oversight of the compliance program and in support of making the resolution below during each Reporting Period;

c. for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Board summarizing its review and oversight of PharMerica's compliance with Federal health care program and Controlled Substances Act requirements and the obligations of this CIA; and

d. for the first and second Reporting Periods of the CIA, the Board shall retain an individual or entity with expertise in compliance with Federal health care program and Controlled Substances Act requirements (Compliance Expert) to perform a review of PharMerica's Compliance Program (Compliance Program Review). The Compliance Expert shall create a work plan for the Compliance Program Review and prepare a written report about the Compliance Program Review. The written report (Compliance Program Review Report) shall include a description of the Compliance Program Review, and any recommendations with respect to PharMerica's compliance program. The Board shall review the Compliance Program Review Report as part of its review and oversight of PharMerica's compliance program. A copy of the Compliance Program Review report shall be provided to OIG in the Annual Reports for the first and second Reporting

Periods submitted by PharMerica. In addition, copies of any materials provided to the Board by the Compliance Expert, along with minutes of any meetings between the Compliance Expert and the Board, shall be made available to the OIG upon request.

At minimum, the resolution shall include the following language:

"The Board has made a reasonable inquiry into the operations of PharMerica's Compliance Program including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the Board has concluded that, to the best of its knowledge, PharMerica has implemented an effective Compliance Program to meet Federal health care program and Controlled Substances Act requirements and the obligations of the CIA."

If the Board is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at PharMerica.

PharMerica shall report to OIG, in writing, any changes in the composition of the Board, or any actions or changes that would affect the Board's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

5. *Management Certifications.* In addition to the responsibilities set forth in this CIA for all Covered Persons, certain PharMerica employees (Certifying Employees) are specifically expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable PharMerica department is in compliance with applicable Federal health care program requirements and with the obligations of this CIA. These Certifying Employees shall include, at a minimum, the following: Chief Executive Officer, Chief Financial Officer, Senior Vice President of Business Development, Senior Vice President of Sales and Client Services, Executive Vice President of Pharmacy Operations, Chief Pharmacy Officer, and the Vice Presidents of Operations. For each Reporting Period, each Certifying Employee shall sign a certification that states:

"I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert functional responsibility or name of department, as applicable], an area under my supervision. My job

responsibilities include ensuring compliance with regard to the [insert name of department] with all applicable Federal health care program and Controlled Substances Act requirements, obligations of the Corporate Integrity Agreement, and PharMerica policies, and I have taken steps to promote such compliance.

Option 1 – Use if a potential issue is identified: I have identified potential issues of noncompliance with these requirements and I have referred those issues consistent with PharMerica's processes for reporting potential misconduct for further review and follow-up, including at a minimum to the Compliance Department. Apart from those referred issues, I am not currently aware of any violations of the Federal health care program and Controlled Substance Act requirements or the obligations of the CIA. I understand that this certification is being provided to and relied upon by the United States."

Option 2 – Use if no potential issue is identified: I have not identified potential issues of noncompliance with these requirements and have therefore not referred such issues for further review and follow-up. I am not currently aware of any violations of Federal health care program and Controlled Substance Act requirements or the obligations of the CIA. I understand that this certification is being provided to and relied upon by the United States.

If any Certifying Employee is unable to provide such a certification, the Certifying Employee shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.

Within 90 days after the Effective Date, PharMerica shall develop and implement a written process for Certifying Employees to follow for the purpose of completing the certification required by this section (e.g., reports that must be reviewed, assessments that must be completed, sub-certifications that must be obtained, etc. prior to the Certifying Employee making the required certification).

B. Written Standards

1. *Code of Conduct*. Within 90 days after the Effective Date, PharMerica shall develop, implement, and distribute a written Code of Conduct to all Covered Persons. PharMerica shall make the performance of job responsibilities in a

manner consistent with the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:

a. PharMerica's commitment to full compliance with all Federal health care program and Controlled Substances Act requirements, including its commitment to fill Controlled Substances prescriptions, dispense Controlled Substances, and prepare and submit accurate claims consistent with such requirements;

b. PharMerica's requirement that all of its Covered Persons shall be expected to comply with all Federal health care program and Controlled Substances Act requirements and with PharMerica's own Policies and Procedures;

c. the requirement that all of PharMerica's Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by PharMerica, suspected violations of any Federal health care program or Controlled Substances Act requirements or of PharMerica's own Policies and Procedures; and

d. the right of all individuals to use the Disclosure Program described in Section III.F, and PharMerica's commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

PharMerica shall review the Code of Conduct at least annually to determine if revisions are appropriate and shall make any necessary revisions based on such review. The Code of Conduct shall be distributed at least annually to all Covered Persons.

2. *Policies and Procedures.* Within 90 days after the Effective Date, PharMerica shall develop and implement written Policies and Procedures regarding the operation of its compliance program, including the compliance program requirements outlined in this CIA and PharMerica's compliance with Federal health care program and Controlled Substances Act requirements. Throughout the term of this CIA, Provider shall enforce and comply with its Policies and Procedures and shall make such compliance an element of evaluating the performance of all employees.

Within 90 days after the Effective Date, the Policies and Procedures shall be made available (electronically, by publishing such Policies and Procedures on PharMerica's intranet or other internal website if readily accessible, or in hard-copy form) to all Covered Persons. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), PharMerica shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions or addition of new Policies and Procedures, a description of the revisions shall be communicated to all affected Covered Persons and any revised or new Policies and Procedures shall be made available to all Covered Persons.

C. Training and Education

1. *Training Plan.* Within 90 days after the Effective Date, PharMerica shall develop a written plan (Training Plan) that outlines the steps PharMerica will take to ensure that: (a) all Covered Persons receive adequate training regarding PharMerica's CIA requirements and Compliance Program, including the Code of Conduct and (b) all Relevant Covered Persons receive adequate training regarding: (i) the Controlled Substances Act requirements governing the dispensing of Controlled Substances; (ii) policies, procedures, and other requirements applicable to the documentation of prescriptions for Controlled Substances; (iii) the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate; (iv) applicable statutes, regulations, and program requirements and directives relating to the Controlled Substances Act and Federal health care program reimbursement; (v) the legal sanctions for violations of the Federal health care program and Controlled Substances Act requirements; and (vi) examples of proper and improper Controlled Substances dispensing (including proper and improper prescriptions) and claims submission practices.

The Training Plan shall include information regarding the training topics, the categories of Covered Persons and Relevant Covered Persons required to attend each training session, the length of the training, the schedule for training, and the format of the training. Within 30 days of the OIG's receipt of PharMerica's Training Plan, OIG will notify PharMerica of any comments or objections to the Training Plan. Absent notification by the OIG that the Training Plan is unacceptable, PharMerica may implement its Training Plan. PharMerica shall furnish training to its Covered Persons and Relevant Covered Persons pursuant to the Training Plan during each Reporting Period.

2. *Board Member Training.* Within 90 days after the Effective Date, PharMerica shall provide at least two hours of training to each member of the Board of Directors. This training shall address the PharMerica's CIA requirements and Compliance Program (including the Code of Conduct), the corporate governance responsibilities of board members, and the responsibilities of board members with respect to review and oversight of the Compliance Program. Specifically, the training shall address the risks of a pharmacy entity that dispenses Controlled Substances and the OIG's guidance on Board member responsibilities for healthcare companies. This training may be conducted by an outside compliance expert hired by the Board.

New members of the Board of Directors shall receive the Board Member Training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.

3. *Certification.* Each individual who is required to attend training shall certify, in writing or in electronic form, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain or have electronic access to the certifications, along with all course materials.

4. *Qualifications of Trainer.* Persons providing the training shall be knowledgeable about the subject area.

5. *Update of Training Plan.* PharMerica shall review the Training Plan annually, and, where appropriate, update the Training Plan to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the Prescription Review, and any other relevant information. Any updates to the Training Plan must be reviewed and approved by the OIG prior to the implementation of the revised Training Plan. Within 30 days of OIG's receipt of any updates or revisions to PharMerica's Training Plan, OIG will notify PharMerica of any comments or objections to the revised Training Plan. Absent notification from the OIG that the revised Training Plan is unacceptable, PharMerica may implement the revised Training Plan.

6. *Computer-based Training.* PharMerica may provide the training required under this CIA through appropriate computer-based training approaches. If PharMerica chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D. Review Procedures

1. *General Description*

a. *Engagement of Independent Review Organization.* Within 90 days after the Effective Date, PharMerica shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter "Independent Review Organization" or "IRO"), to perform the reviews listed in this Section III.D. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b. *Retention of Records.* The IRO and PharMerica shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and PharMerica) related to the reviews.

2. *Prescription Review.* The IRO shall review PharMerica's dispensing of prescriptions for which claims are submitted to the Medicare (either directly or indirectly through a Part D Plan) and state Medicaid programs (Prescription Review) and shall prepare a Prescription Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference.

3. *Validation Review.* In the event OIG has reason to believe that: (a) PharMerica's Prescription Review fails to conform to the requirements of this CIA; or (b) the IRO's findings or Prescription Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Prescription Review complied with the requirements of the CIA and/or the findings or Prescription Review results are inaccurate (Validation Review). PharMerica shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of PharMerica's final Annual Report shall be initiated no later than one year after PharMerica's final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify PharMerica of its intent to do so and provide a written explanation of why OIG believes such a review is necessary.

To resolve any concerns raised by OIG, PharMerica may request a meeting with OIG to: (a) discuss the results of any Prescription Review submissions or findings; (b) present any additional information to clarify the results of the Prescription Review or to correct the inaccuracy of the Prescription Review; and/or (c) propose alternatives to the proposed Validation Review. PharMerica agrees to provide any additional information as may be requested by OIG under this Section III.D.3 in an expedited manner. OIG will attempt in good faith to resolve any Prescription Review issues with PharMerica prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

4. *Independence and Objectivity Certification*. The IRO shall include in its report(s) to PharMerica a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews conducted under this Section III.D and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA.

E. Risk Assessment and Internal Review Process

Within 90 days after the Effective Date, PharMerica shall develop and implement a centralized annual risk assessment and internal review process to identify and address risks associated with the submission of claims for items and services furnished to Medicare and Medicaid program beneficiaries. The risk assessment and internal review process should include: (1) a process for identifying and prioritizing risks, (2) developing remediation plans in response to those risks, including internal auditing and monitoring of the identified risk areas, and (3) tracking results to assess the effectiveness of the remediation plans. The risk assessment and internal review process should require compliance, legal and department leaders, at least annually, to evaluate and identify risks associated with the submission of claims for items and services furnished to Medicare and Medicaid program beneficiaries and develop and implement specific plans to address and mitigate the identified risks. The risk assessment and internal review work plans shall be developed annually. PharMerica shall implement the risk assessment and internal review work plans and track the implementation of the work plans. PharMerica shall maintain the risk assessment and internal review process for the term of the CIA. Copies of any internal audit reports developed pursuant to the risk assessment and internal review process shall be made available to OIG upon request.

F. Disclosure Program

Within 90 days after the Effective Date, PharMerica shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with PharMerica's policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. PharMerica shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to Covered Persons, through a posting on PharMerica's intranet or other internal website available to all Covered Persons or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, PharMerica shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Compliance Officer (or designee) shall maintain a disclosure log and shall record each disclosure in the disclosure log within 48 hours of receipt of the disclosure. The disclosure log shall include a summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.

G. Ineligible Persons

1. *Definitions.* For purposes of this CIA:

a. an "Ineligible Person" shall include an individual or entity who:

i. is currently excluded, debarred, or suspended from participation in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii. has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, or suspended.

b. "Exclusion Lists" include:

i. the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov); and

ii. the General Services Administration's System for Award Management (SAM) (available through the Internet at http://www.sam.gov).

2. *Screening Requirements.* PharMerica shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a. PharMerica shall screen all prospective Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b. PharMerica shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and thereafter shall screen against the LEIE on a monthly basis and screen against SAM on an annual basis.

c. PharMerica shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, or suspension.

Nothing in Section III.G affects PharMerica's responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered,

or prescribed by an excluded person. PharMerica understands that items or services furnished, ordered, or prescribed by excluded persons are not payable by Federal health care programs and that PharMerica may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether PharMerica meets the requirements of Section III.G.

3. *Removal Requirement.* If PharMerica has actual notice that a Covered Person has become an Ineligible Person, PharMerica shall remove such Covered Person from responsibility for, or involvement with, PharMerica's business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person's compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

4. *Pending Charges and Proposed Exclusions.* If PharMerica has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person's employment or contract term, PharMerica shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

H. Notification of Government Investigation or Legal Proceedings

Within 30 days after discovery, PharMerica shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to any member of senior management of PharMerica conducted or brought by a governmental entity or its agents involving an allegation that PharMerica has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. PharMerica shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

I. Repayment of Overpayments

1. *Definition of Overpayments.* For purposes of this CIA, an "Overpayment" shall mean the amount of money PharMerica has received in excess of the amount due and payable under any Federal health care program requirements.

2. *Overpayment Policies and Procedures.* Within 90 days after the Effective Date, PharMerica shall develop and implement written policies and procedures regarding the identification, quantification and repayment of Overpayments received from any Federal health care program.

3. *Repayment of Overpayments.*

a. If, at any time, PharMerica identifies any Overpayment, PharMerica shall repay the Overpayment to the appropriate payor (e.g., Medicare contractor) within 60 days after identification of the Overpayment and take remedial steps within 90 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. If not yet quantified, within 60 days after identification, PharMerica shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor's policies.

b. Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

J. Reportable Events

1. *Definition of Reportable Event.* For purposes of this CIA, a "Reportable Event" means anything that involves:

a. a substantial Overpayment;

b. a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c. the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or

d. the filing of a bankruptcy petition by PharMerica.

A Reportable Event may be the result of an isolated event or a series of occurrences.

2. *Reporting of Reportable Events.* If PharMerica determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, PharMerica shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

3. *Reportable Events under Section III.J.1.a.* For Reportable Events under Section III.J.1.a, the report to OIG shall be made within 30 days of the identification of the Overpayment and shall include:

a. a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions, or other conduct giving rise to the Reportable Event; the period during which the conduct occurred; and the names of entities and individuals believed to be implicated, including an explanation of their roles in the Reportable Event;

b. the Federal health care programs affected by the Reportable Event;

c. a description of the steps taken by PharMerica to identify and quantify the Overpayment; and

d. a description of PharMerica's actions taken to correct the Reportable Event and prevent it from recurring.

Within 60 days of identification of the Overpayment, PharMerica shall provide OIG with a copy of the notification and repayment (if quantified) to the payor required in Section III.I.3.

4. *Reportable Events under Section III.J.1.b.* For Reportable Events under Section III.J.1.b, the report to OIG shall include:

a. a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions or other conduct giving rise to the Reportable Event; the period during which the conduct occurred; and the names of entities and individuals believed to be implicated, including an explanation of their roles in the Reportable Event;

b. a statement of the Federal criminal, civil or administrative laws that are probably violated by the Reportable Event;

c. the Federal health care programs affected by the Reportable Event;

d. a description of PharMerica's actions taken to correct the Reportable Event and prevent it from recurring; and

e. if the Reportable Event has resulted in an Overpayment, a description of the steps taken by PharMerica to identify and quantify the Overpayment.

5. *Reportable Events under Section III.J.1.c.* For Reportable Events under Section III.J.1.c, the report to OIG shall include:

a. the identity of the Ineligible Person and the job duties performed by that individual;

b. the dates of the Ineligible Persons employment or contractual relationship;

c. a description of the Exclusion Lists screening that PharMerica completed before and/or during the Ineligible Person's employment or contract and any flaw or breakdown in the Ineligible Persons screening process that led to the hiring or contracting with the Ineligible Person;

d. a description of how the Reportable Event was discovered; and

e. a description of any corrective action implemented to prevent future employment or contracting with an Ineligible Person.

PharMerica shall not be required to report as a Reportable Event a matter that is the subject of an ongoing investigation or legal proceeding conducted or brought by a United States-based government entity or its agents that PharMerica has previously disclosed under Section III.H. above.

6. *Reportable Events under Section III.J.1.d.* For Reportable Events under Section III.J.1.d, the report to the OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.

IV. SUCCESSOR LIABILITY; CHANGES TO BUSINESS UNITS OR LOCATIONS

A. Sale of Business, Business Unit or Location.

In the event that, after the Effective Date, PharMerica proposes to sell any or all of its business, business units or locations (whether through a sale of assets, sale of stock, or other type of transaction) that are subject to this CIA, PharMerica shall notify OIG of the proposed sale at least 30 days prior to the sale of its business, business unit or location. This notification shall include a description of the business, business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of the business, business unit or location, unless otherwise determined and agreed to in writing by the OIG.

B. Change or Closure of Business, Business Unit or Location

In the event that, after the Effective Date, PharMerica changes locations or closes a business, business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, PharMerica shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the business, business unit or location.

C. Purchase or Establishment of New Business, Business Unit or Location

In the event that, after the Effective Date, PharMerica purchases or establishes a new business, business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, PharMerica shall notify OIG at least 30 days prior to such purchase or the operation of the new business, business unit or location. This notification shall include the address of the new business, business unit or location, phone number, fax number, the location's Medicare and state Medicaid program provider number and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which PharMerica currently submits claims. Each new business, business unit or location and all Covered Persons at each new business, business unit or location shall be subject to the applicable requirements of this CIA, unless otherwise agreed to in writing by the OIG.

V. IMPLEMENTATION AND ANNUAL REPORTS

A. Implementation Report

Within 120 days after the Effective Date, PharMerica shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1. the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2. the names and positions of the members of the Compliance Committee required by Section III.A;

3. the names and positions of the members of the Controlled Substances Policy Task Force required by Section III.A.3;

4. the names of the Board members who are responsible for satisfying the Board of Directors compliance obligations described in Section III.A.4;

5. the names and positions of the Certifying Employees required by Section III.A.5;

6. a copy of PharMerica's Code of Conduct required by Section III.B.1;

7. a summary of all Policies and Procedures required by Section III.B (copies of the Policies and Procedures shall be made available to OIG upon request);

8. the Training Plan required by Section III.C.1 and a description of the Board of Directors training required by Section III.C.2 (including a summary of the topics covered, the length of the training; and when the training was provided);

9. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; (d) a summary and description of any and all current and prior engagements and agreements between PharMerica and the IRO; and (e) a certification from the IRO regarding its professional independence and objectivity with respect to PharMerica;

9. a description of the risk assessment and internal review process required by Section III.E;

10. a description of the Disclosure Program required by Section III.F;

11. a certification that PharMerica has conducted the screening required by Section III.G regarding Ineligible Persons, or a description of why PharMerica cannot provide such a certification;

12. a copy of PharMerica's policies and procedures regarding the identification, quantification and repayment of Overpayments required by Section III.I;

13. a list of all of PharMerica's locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location's Medicare and state

Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which PharMerica currently submits claims;

14. a description of PharMerica's corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

15. the certifications required by Section V.C.

B. <u>Annual Reports</u>

PharMerica shall submit to OIG annually a report with respect to the status of, and findings regarding, PharMerica's compliance activities for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum:

1. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer; any change in the membership of the Compliance Committee described in Section III.A; any change in the membership of the Controlled Substances Policy Task Force described in Section III.A.3; any change in the Board members who are responsible for satisfying the Board of Directors compliance obligations described in Section III.A.4, any change in the group of Certifying Employees described in Section III.A.5, and a copy of the written process for Certifying Employees to follow in completing the certification;

2. the dates of each report made by the Compliance Officer to the Board (written documentation of such reports shall be made available to OIG upon request);

3. the Board resolution required by Section III.A.3, a copy of the Compliance Program Review Report, and a description of the documents and other materials reviewed by the Board, as well as any additional steps taken, in its oversight of the compliance program and in support of making the resolution;

4. a summary of any significant changes or amendments to PharMerica's Code of Conduct or the Policies and Procedures required by Section III.B and the reasons for such changes (<u>e.g.</u>, change in contractor policy);

5. a copy of PharMerica's Training Plan developed under Section III.C and the following information regarding each type of training required by the Training Plan: a description of the training, including a summary of the topics covered; the length of sessions, a schedule of training sessions, a general description of the categories of individuals required to complete the training, and the process by which PharMerica ensures that all designated employees receive appropriate training. A copy of all training materials and the documentation to support this information shall be made available to OIG upon request.

6. a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO's engagement letter;

7. PharMerica's response to the reports prepared pursuant to Section III.D, along with corrective action plan(s) related to any issues raised by the reports;

8. a summary and description of any and all current and prior engagements and agreements between PharMerica and the IRO (if different from what was submitted as part of the Implementation Report);

9. a certification from the IRO regarding its professional independence and objectivity with respect to PharMerica;

10. a. a description of the risk assessment and internal review process required by Section III.E, a summary of any changes to the process, and a description of the reasons for such changes;

11. a summary of all internal audits completed during the Reporting Period pursuant to Section III.E;

12. a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs (the complete disclosure log shall be made available to OIG upon request);

13. a certification that PharMerica has completed the screening required by Section III.G regarding Ineligible Persons;

14. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a

description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

15. a description of any changes to the Overpayment policies and procedures required by Section III.I, including the reasons for such changes;

16. a report of the aggregate Overpayments that have been returned to the Federal health care programs. Overpayment amounts shall be broken down into the following categories: Medicare Part D, other Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

17. a summary of Reportable Events (as defined in Section III.J) identified during the Reporting Period and the status of any corrective action relating to all such Reportable Events;

18. a summary describing any audits conducted during the applicable Reporting Period by a Medicare or state Medicaid program contractor of Federal health care program claims, and PharMerica's response/corrective action plan (including information regarding any Federal health care program refunds, fines, or penalties) relating to the audit findings;

19. a description of all changes to the most recently provided list of PharMerica's locations (including addresses) as required by Section V.A.13; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location's Medicare and state Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which PharMerica currently submits claims; and

20. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C. Certifications

1. *Certifying Employees.* In each Annual Report, PharMerica shall include the certifications of Certifying Employees as required by Section III.A.5;

2. *Compliance Officer and Chief Executive Officer.* The Implementation Report and each Annual Report shall include a certification by the Compliance Officer that:

a. to the best of his or her knowledge, except as otherwise described in the report, PharMerica is in compliance with all of the requirements of this CIA; and

b. he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful.

and by the Chief Executive officer that:

he has reviewed the Implementation Report and each Annual Report with the Chief Compliance Officer (and any other relevant employees of PharMerica as appropriate) and has made reasonable inquiry of the Chief Compliance Officer (and any other relevant PharMerica employees as appropriate) regarding its content and is satisfied that the report is accurate and truthful.

D. Designation of Information

PharMerica shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. PharMerica shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI. NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

PharMerica:

Thomas A. Caneris, Esq.
Chief Compliance Officer
PharMerica Corporation
1901 Campus Place
Louisville, KY 40299
Telephone: 502.627.7000
Facsimile: 502.627.7135

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, PharMerica may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), in addition to a paper copy.

VII. OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine and/or request copies of PharMerica's books, records, and other documents and supporting materials and/or

conduct on-site reviews of any of PharMerica's locations for the purpose of verifying and evaluating: (a) PharMerica's compliance with the terms of this CIA; and (b) PharMerica's compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by PharMerica to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of PharMerica's Covered Persons who consent to be interviewed at the individual's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. PharMerica shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG's request. PharMerica's Covered Persons may elect to be interviewed with or without a representative of PharMerica present.

VIII. <u>DOCUMENT AND RECORD RETENTION</u>

PharMerica shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX. <u>DISCLOSURES</u>

Consistent with HHS's FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify PharMerica prior to any release by OIG of information submitted by PharMerica pursuant to its obligations under this CIA and identified upon submission by PharMerica as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, PharMerica shall have the rights set forth at 45 C.F.R. § 5.65(d).

X. <u>BREACH AND DEFAULT PROVISIONS</u>

PharMerica is expected to fully and timely comply with all of its CIA obligations.

A. <u>Stipulated Penalties for Failure to Comply with Certain Obligations</u>

As a contractual remedy, PharMerica and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day PharMerica fails to establish and implement any of the following obligations as described in Sections III and IV:

a. a Compliance Officer;

b. a Compliance Committee;

c. a Controlled Substances Policy Task Force;

d. the Board of Directors compliance obligations and the engagement of a Compliance Expert, the performance of a Compliance Program Review and the preparation of a Compliance Program Review Report, as required by Section III.A.4.;

e. the management certification obligations;

f. a written Code of Conduct;

g. written Policies and Procedures;

h. the development and/or implementation of a Training Plan for the training of Covered Persons, Relevant Covered Persons, and Board Members;

i. a risk assessment and internal review process as required by Section III.E;

j. a Disclosure Program;

k. Ineligible Persons screening and removal requirements;

l. notification of Government investigations or legal proceedings;

m. policies and procedures regarding the repayment of Overpayments;

n. the repayment of Overpayments as required by Section III.I;

o. reporting of Reportable Events; and

p. disclosure of changes to business units or locations.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day PharMerica fails to engage and use an IRO, as required in Section III.D, Appendix A, and Appendix B.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day PharMerica fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day PharMerica fails to submit any Prescription Review Report in accordance with the requirements of Section III.D and Appendix B.

5. A Stipulated Penalty of $1,500 for each day PharMerica fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date PharMerica fails to grant access.)

6. A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of PharMerica as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7. A Stipulated Penalty of $1,000 for each day PharMerica fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to PharMerica stating the specific grounds for its determination that PharMerica has failed to comply fully and adequately with the CIA obligation(s) at issue and steps PharMerica shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after PharMerica receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1- 6 of this Section.

B. Timely Written Requests for Extensions

PharMerica may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after PharMerica fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after PharMerica receives OIG's written denial of such request or the original due date, whichever is later. A "timely written request" is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C. Payment of Stipulated Penalties

1. *Demand Letter*. Upon a finding that PharMerica has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify PharMerica of: (a) PharMerica's failure to comply; and (b) OIG's exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the "Demand Letter.")

2. *Response to Demand Letter*. Within 10 days after the receipt of the Demand Letter, PharMerica shall either: (a) cure the breach to OIG's satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event PharMerica elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until PharMerica cures, to OIG's satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3. *Form of Payment*. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4. *Independence from Material Breach Determination.* Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG's decision that PharMerica has materially breached this CIA, which decision shall be made at OIG's discretion and shall be governed by the provisions in Section X.D, below.

D. Exclusion for Material Breach of this CIA

1. *Definition of Material Breach.* A material breach of this CIA means:

a. repeated violations or a flagrant violation of any of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b. a failure by PharMerica to report a Reportable Event, take corrective action, or make the appropriate refunds, as required in Section III.I;

c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d. a failure to engage and use an IRO in accordance with Section III.D, Appendix A, and Appendix B.

2. *Notice of Material Breach and Intent to Exclude.* The parties agree that a material breach of this CIA by PharMerica constitutes an independent basis for PharMerica's exclusion from participation in the Federal health care programs. The length of the exclusion shall be in the OIG's discretion, but not more than five years per material breach. Upon a determination by OIG that PharMerica has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify PharMerica of: (a) PharMerica's material breach; and (b) OIG's intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the "Notice of Material Breach and Intent to Exclude.")

3. *Opportunity to Cure.* PharMerica shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate that:

a. the alleged material breach has been cured; or

b. the alleged material breach cannot be cured within the 30 day period, but that: (i) PharMerica has begun to take action to cure the material breach; (ii) PharMerica is pursuing such action with due diligence; and (iii) PharMerica has provided to OIG a reasonable timetable for curing the material breach.

4. *Exclusion Letter*. If, at the conclusion of the 30 day period, PharMerica fails to satisfy the requirements of Section X.D.3, OIG may exclude PharMerica from participation in the Federal health care programs. OIG shall notify PharMerica in writing of its determination to exclude PharMerica. (This letter shall be referred to as the "Exclusion Letter.") Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of PharMerica's receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. After the end of the period of exclusion, PharMerica may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E. <u>Dispute Resolution</u>

1. *Review Rights*. Upon OIG's delivery to PharMerica of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, PharMerica shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter. The procedures relating to the filing of a request for a hearing can be found at http://www.hhs.gov/dab/divisions/civil/procedures/divisionprocedures.html.

2. *Stipulated Penalties Review*. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether

PharMerica was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. PharMerica shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders PharMerica to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless PharMerica requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3. *Exclusion Review*. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be whether PharMerica was in material breach of this CIA and, if so, whether:

a. PharMerica cured such breach within 30 days of its receipt of the Notice of Material Breach; or

b. the alleged material breach could not have been cured within the 30-day period, but that, during the 30-day period following PharMerica's receipt of the Notice of Material Breach: (i) PharMerica had begun to take action to cure the material breach; (ii) PharMerica pursued such action with due diligence; and (iii) PharMerica provided to OIG a reasonable timetable for curing the material breach.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for PharMerica, only after a DAB decision in favor of OIG. PharMerica's election of its contractual right to appeal to the DAB shall not abrogate OIG's authority to exclude PharMerica upon the issuance of an ALJ's decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that PharMerica may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. PharMerica shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered

by the ALJ or DAB. If the DAB finds in favor of PharMerica, PharMerica shall be reinstated effective on the date of the original exclusion.

4. *Finality of Decision*. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CIA.

XI. EFFECTIVE AND BINDING AGREEMENT

PharMerica and OIG agree as follows:

A. This CIA shall become final and binding on the date the final signature is obtained on the CIA.

B. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.

C. OIG may agree to a suspension of PharMerica's obligations under this CIA based on a certification by PharMerica that it is no longer providing health care items or services that will be billed to any Federal health care program and that it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If PharMerica is relieved of its CIA obligations, PharMerica will be required to notify OIG in writing at least 30 days in advance if PharMerica plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

D. The undersigned PharMerica signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.

E. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

ON BEHALF OF PHARMERICA CORPORATION

[signature] 5/11/15

THOMAS A. CANERIS
Senior Vice President & General Counsel
PharMerica Corporation

DATE

[signature] 5/11/15

MICHAEL MANTHEI
JEREMY STERNBERG
Holland & Knight LLP
Counsel to PharMerica Corporation

DATE

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

Robert K. DeConti

ROBERT K. DECONTI
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services

5/7/15
DATE

Laura E. Ellis

LAURA E. ELLIS
Senior Counsel

5-7-15
DATE